Exhibit 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                       BENEFICIAL MORTGAGE SERVICES, INC.


        The provisions of the certificate of incorporation of the Corporation are hereinafter set forth and read as follows:

               FIRST:         The name of the corporation is Beneficial
Mortgage Services, Inc.(the "Corporation").

               SECOND:       The Corporation has its principal place of
business at One Christina Centre, 301 North Walnut Street, Wilmington, Delaware 19801.

               THIRD:    The address of the Corporation's registered office
in the State of Delaware is One Christina Centre, 301 North Walnut Street, County of New Castle, City of Wilmington, State of Delaware. The name of the registered agent of the Corporation at such address is Southern Trust Company.

               FOURTH: The name and mailing address of the sole incorporator is

                             Jennifer A. Olvey
                             Dechert Price & Rhoads
                             30 Rockefeller Plaza
                             New York, New York 10112

The powers of the incorporator will terminate upon the filing of this Certificate of Incorporation.

               FIFTH: The names and mailing address of the persons who are to serve as directors until the first annual meeting of shareholders and until their successors are elected and qualify are Andrew C. Halvorsen, Samuel F. McMillan, Richard J. Zak and Charles D. Brown, One Christina Centre, 301 North Walnut Street, Wilmington, Delaware 19801.

               SIXTH: The nature of the business and the purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

               SEVENTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be Common Stock each having a par value of one cent ($.01).

               EIGHTH:  The Corporation is to have perpetual existence.

               NINTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

               TENTH: The Corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, all persons who it may indemnify pursuant thereto.

               ELEVENTH: No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code(relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached the duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article TENTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

               TWELFTH:  Election of directors need not be by written ballot.

               THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred by the stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation this 6th day of February, 1997.



                                                      /s/ Jennifer A. Olvey
                                                      -------------------------
                                                       Jennifer A. Olvey
                                                       Incorporator